Exhibit 5.1

May 21, 2008

Cascade Bancorp

1100 NW Wall Street

PO Box 369

Bend, Oregon 97709

Re:	Registration Statement on Form S-8 of Shares of Common Stock of Cascade Bancorp

Dear Ladies and Gentlemen:

We have acted as counsel to Cascade Bancorp, an Oregon corporation (the “Company”) in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission with respect to its proposed offering of up to an additional 1,161,901 shares of common stock (the “Shares”), which may be issued pursuant to the Cascade Bancorp 2008 Performance Incentive Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals presented to us as copies, the genuineness of all signatures, the legal capacity of all natural persons executing instruments, and the completeness and accuracy as of the date hereof of the information contained in such instruments.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by all necessary corporate action and, that when issued in accordance with such authorization and the provisions of the Plan, the execution of any relevant form of agreements duly authorized by and in accordance with the terms of the Plan, the receipt of consideration as contemplated in accordance with the provisions of the Plan, and either (i) the due execution by the Company of any certificates representing the Shares, or (ii) the issuance of the Shares in compliance with appropriate procedures for issuing shares in uncertificated form, such Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the Oregon Business Corporations Act and the federal laws of the United States of the type typically applicable to transactions contemplated by the Registration Statement. We express no opinion with respect to the laws of any other country, state, or jurisdiction.

Cascade Bancorp
May 20, 2008

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act. Subject to the foregoing, this opinion letter may be relied upon by you only in connection with the Registration Statement and may not be used or relied upon by you for any other purpose or by any other person for any purpose whatsoever, without, in each instance, our prior written consent.

Respectfully submitted,

/s/ KArnopp Petersen LLP

Karnopp Petersen LLP